Exhibit 1


                            JOINT FILING AGREEMENT


	In accordance with Rule 13d-1(k) (1) (iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G/A filed on January 6, 2004 (including amendments thereto) with respect to the common stock of Bogen Communications International, Inc.

This Joint Filing Agreement shall be filed as an Exhibit to such Statement.


Dated:  January 6, 2004


Highbridge Capital Corporation

By:  /s/  Howard Feitelberg
    -------------------------------------
     Howard Feitelberg, Controller



Highbridge Capital Management, LLC

By:  /s/  Ronald S. Resnick
    -------------------------------------
     Ronald S. Resnick, Managing Director